TeleCommunication Systems Reports Fourth Quarter and Full Year 2012 Results

14th Consecutive Year of Record Revenue at $487 Million, Driving Record Gross Profit of $160 Million

ANNAPOLIS, Md., Jan. 31, 2013 /PRNewswire/ -- TeleCommunication Systems, Inc. (TCS) (NASDAQ:TSYS), a world leader in highly reliable and secure mobile communication technology, reported results for the fourth quarter and fiscal year ended December 31, 2012.

Fourth Quarter 2012 Results Compared to the Same Year-ago Quarter

  Revenue increased 9% to $132.7 million.
  Gross profit was up 20% to a record $47.2 million.
  EBITDA (Earnings before interest, taxes, depreciation, amortization and non-cash stock-based compensation) was up 45% to $20.4 million (see discussion about the presentation of EBITDA and Adjusted net income, both non-GAAP terms, below).
  Adjusted net income was $13.1 million or $0.20 per diluted share, up 126% from $5.8 million or $0.10 per diluted share in Q4 2011.
  GAAP net income was $9.3 million or $0.15 per diluted share, up 8-fold from $1.0 million or $0.02 per diluted share in the same year-ago period.

Full Year 2012 Results Compared to 2011

  Revenue was up 15% to a record $487.4 million.
  Gross profit increased 6% to a record $160.2 million.
  EBITDA was $55.3 million as compared to last year's $59.0 million.
  Adjusted net income was $25.1 million or $0.41 per diluted share, as compared to last year's $27.9 million or $0.45 per diluted share.
  GAAP net loss was $98 million or $(1.69) per diluted share after a $125.7 million pre-tax, non-cash goodwill and other intangibles impairment charge in Q2 2012 related to a 2009 acquisition, compared to GAAP net income of $7.0 million or $0.12 per diluted share in 2011.

Management Commentary

"Our company had a strong final 2012 quarter, resulting in another year of record revenue and gross profit," said Maurice B. Tose, TCS chairman and CEO. "Our results were driven primarily by continued strong results from TotalCom™ government customer solutions, commercial 9-1-1 services revenue growth, sales of navigation technology into new markets, and traction in monetizing the company's growing portfolio of protected intellectual property. We have built internal processes for intellectual property sales, licensing and license enforcement and closed two patent monetization transactions during the quarter: one with a subsidiary of Acacia Research acquiring the rights to a portion of our wireless data patent portfolio, and another with IP Cube Partners, a Korean company, which bought two of our navigation patents.

"Operationally, collaborations among our network and software engineers across business units have increased, as TCS tailors wireless communication solutions to address growing demand for in-building wireless, public safety and enterprise connectivity. During the second half of 2012, TCS was selected as a prime vendor on two multi-billion-dollar five-year federal communications contract vehicles: the Army's GTACS and DISA/GSA's CS2/FCSA, broadening and extending our access to new business opportunities.

"Our growth has brought TCS to a scale that positions us to participate in major global markets. And the company's 25 years of experience with converging communication technologies – cellular, satellite, data, voice, packet-switched, and encrypted – positions the company as an attractive source of secure and highly reliable wireless technology with multiple solutions, customers and channels."

Summary of EBITDA and Adjusted Net Income and Reconciliation to Net Income

($000 except EPS)	Quarter ended December 31,		Year ended December 31,
	2012	2011	2012	2011
	(unaudited)		(unaudited)

Revenue	$ 132,671	$ 121,747	$ 487,384	$ 425,412
EBITDA	$ 20,356	$ 14,020	$ 55,257	$ 58,971
Non-cash charges [1]	(8,611)	(10,290)	(161,004)	(38,114)
Income (loss) from operations	11,745	3,730	(105,747)	20,857
Interest and other expense	(1,714)	(2,032)	(7,732)	(8,441)
Tax benefit/(provision)	(712)	(657)	15,491	$ (5,412)
Net income (loss)	$ 9,319	$ 1,041	$ (97,988)	$ 7,004

Net income (loss) per share - diluted	$ 0.15	$ 0.02	$ (1.69)	$ 0.12

Net income (loss)	$ 9,319	$ 1,041	$ (97,988)	$ 7,004
Impairment of goodwill and long-lived assets	-	-	125,703	-
Non-cash stock based compensation expense	2,260	2,762	9,020	9,672
Amortization of acquired intangible assets	854	1,404	4,374	5,535
Amortization of deferred finance fees	189	187	757	798
Non-cash tax expense/(benefit)	447	398	(16,738)	4,921
Adjusted net income	13,069	5,792	25,128	27,930
Add back tax-effected convertible debt interest expense	721	714	2,874	2,627
Adjusted net income for Diluted EPS calculation	$ 13,790	$ 6,506	$ 28,002	$ 30,557

Adjusted net income per share - diluted	$ 0.20	$ 0.10	$ 0.41	$ 0.45

[1]Non-cash charges are depreciation/amortization of fixed assets, acquired intangible assets, software development costs, stock-based compensation expense, and impairment of goodwill and other long-lived assets.

Fourth Quarter and Full Year 2012 Financial Highlights

Revenue and Gross Profit (unaudited):

($millions)	Three months ended December 31,
	Government			Commercial			Total
	2012	2011	Incr. (Decr.)	2012	2011	Incr. (Decr.)	2012	2011	Incr. (Decr.)
Revenue
Services	$ 42.1	$ 34.6	$ 7.5	$ 41.0	$ 44.3	$ (3.3)	$ 83.1	$ 78.9	$ 4.2
Systems	40.5	38.9	1.6	9.1	3.9	5.2	49.6	42.8	6.8
Total revenue	$ 82.6	$ 73.5	$ 9.1	$ 50.1	$ 48.2	$ 1.9	$ 132.7	$121.7	$ 11.0

Gross profit
Gross profit-services	$ 11.8	$ 9.8	$ 2.0	$ 23.4	$ 23.3	$ 0.1	$ 35.2	$ 33.1	$ 2.1
As % of rev	28%	28%		57%	53%		42%	42%
Gross profit-systems	7.8	5.4	2.4	4.2	0.8	3.4	12.0	6.2	5.8
As % of rev	19%	14%		46%	21%		24%	14%
Total gross profit	$ 19.6	$ 15.2	$ 4.4	$ 27.6	$ 24.1	$ 3.5	$ 47.2	$ 39.3	$ 7.9
As % of rev	24%	21%		55%	50%		36%	32%

	Twelve months ended December 31,
	Government			Commercial			Total
	2012	2011	Incr. (Decr.)	2012	2011	Incr. (Decr.)	2012	2011	Incr. (Decr.)
Revenue
Services	$ 146.1	$ 129.2	$ 16.9	$ 159.0	$ 174.7	$ (15.7)	$ 305.1	$303.9	$ 1.2
Systems	158.6	105.0	53.6	23.7	16.5	7.2	182.3	121.5	60.8
Total revenue	$ 304.7	$ 234.2	$ 70.5	$ 182.7	$ 191.2	$ (8.5)	$ 487.4	$425.4	$ 62.0

Gross profit
Gross profit-services	$ 38.2	$ 39.2	$ (1.0)	$ 88.6	$ 93.7	$ (5.1)	$ 126.8	$132.9	$ (6.1)
As % of rev	26%	30%		56%	54%		42%	44%
Gross profit-systems	24.9	15.1	9.8	8.5	3.2	5.3	33.4	18.3	15.1
As % of rev	16%	14%		36%	19%		18%	15%
Total Gross Profit	$ 63.1	$ 54.3	$ 8.8	$ 97.1	$ 96.9	$ 0.2	$ 160.2	$151.2	$ 9.0
As % of rev	21%	23%		53%	51%		33%	36%

(Gross Profit = revenue minus direct cost of revenue, including amortization of capitalized software development costs and related non-cash stock-based compensation.)

Government Segment Revenue and Gross Profit:

Government segment revenue in the fourth quarter of 2012 was $82.6 million, up 12% from $73.5 million in the fourth quarter of 2011. Government services revenue was up 22% to $42.1 million from $34.6 million, with growth coming from in-building wireless and other professional service projects. Government systems revenue was up 4% to $40.5 million from $38.9 million in the fourth quarter of 2011 on sales of a variety of deliverables.

Government segment gross profit in the fourth quarter of 2012 was up 29% to $19.6 million or 24% of revenue from $15.2 million or 21% of revenue in the same year-ago period. Gross profit for Government services was up 20% to $11.8 million or 28% of revenue from $9.8 million or 28% of revenue in the same year-ago period, reflecting the higher volume of business. Government systems gross profit was up 44% to $7.8 million or 19% of revenue from $5.4 million or 14% of revenue in the prior-year quarter on a more favorable mix of sales.

For the full year, Government segment revenue was $304.7 million, up 30% from $234.2 million in 2011. Government services revenue was up 13% to $146.1 million from $129.2 million, and Government systems revenue was up 51% to $158.6 million from $105.0 million in 2011, including about $50 million of mid-year low margin pass-through sales.

Government segment gross profit for the full year 2012 was up 16% to $63.1 million or 21% of revenue from $54.3 million or 23% of revenue in 2011. Gross profit dollars were up in 2012 as compared to 2011 on higher volume. As a percentage of revenue, the average was brought down by below-normal margin on pass-through systems sales in the mix. Full year 2012 gross profit dollars from Government services was about flat, as higher volume offset the effect of a lower average margin mix. Government systems gross profit was up 65% to $24.9 million or 16% of revenue from $15.1 million or 14% of revenue in 2011 on higher volume.

Commercial Segment Revenue and Gross Profit:

Commercial segment revenue in the fourth quarter of 2012 was $50.1 million, up 4% from $48.2 million in the same year-ago period. Commercial services revenue was down 7% to $41.0 million from $44.3 million in the same year-ago period, as higher revenue from 9-1-1 business offset the year-over-year decline in carrier channel navigation revenue. Commercial systems revenue was more than double that of last year's fourth quarter from sales of software licenses and other infrastructure for next generation 9-1-1, proceeds from patent sales, and navigation revenue from new markets.

Commercial segment gross profit in the fourth quarter of 2012 was $27.6 million or 55% of revenue, up 15% from $24.1 million or 50% of revenue in the same year-ago quarter, largely from the improvement in system sales.

For the full year, Commercial segment revenue in 2012 was down 4% to $182.7 million from $191.2 million in 2011. The mix of business shifted towards 9-1-1 with the added contribution from the company's mid-year acquisition of nextgen specialist microDATA. Commercial services revenue was down 9% to $159.0 million from $174.7 million in the prior year, as 9-1-1 revenue was up and carrier channel application revenue was down. Systems revenue for the year was up 44% to $23.7 million from $16.5 million in 2011, reflecting higher nextgen 9-1-1 infrastructure revenue.

Commercial segment gross profit for the full year 2012 was $97.1 million or 53% of revenue, which was about the same as 2011's $96.9 million or 51% of revenue.

Operating Costs and Expenses:

R&D: Fourth quarter 2012 R&D expense was $9.2 million (7% of revenue), down 11% from $10.3 million (8% of revenue) in the year-ago quarter. For the full year, R&D expense was $36.6 million (8% of revenue), down slightly from $37.1 million (9% of revenue) in 2011. TCS continues to invest in wireless, VoIP and next generation 9-1-1, secure satellite-based communications technology for government customers, and infrastructure and applications for network operators and the telematics supply chain.

SG&A: Fourth quarter 2012 selling, general and administrative expense was $21.6 million (16% of revenue), up 6% from $20.5 million (17% of revenue) in the fourth quarter 2011. For the full year, selling, general and administrative expense was $85.0 million (17% of revenue), up 12% from $75.6 million (18% of revenue) in 2011. The increases reflect selective deployment of incremental sales resources for new markets, higher investments associated with intellectual property initiatives, and accruals for variable compensation associated with improved operating performance in the quarter.

Non-cash charges: Fourth quarter 2012 non-cash charges to operating profit were $8.6 million, down 16% from $10.3 million in the same year-ago quarter following the second quarter 2012 write-down of some acquired intangibles. For the full year, non-cash charges were $161.0 million compared to $38.1 million in 2011, including the pre-tax, non-cash goodwill and other intangibles impairment charge of $125.7 million in Q2 2012 related to TCS' 2009 acquisition of Networks In Motion.

Income Taxes:

For the fourth quarter of 2012, the company recorded $0.7 million or a 7% provision for income taxes against pre-tax income, and for the full year 2012 booked a $15.5 million benefit or 14% effective rate provision.

Liquidity and Capital Resources:

At December 31, 2012, TCS had $51.5 million of cash, equivalents and marketable securities, compared to $64.6 million at the beginning of the quarter. Funds were generated in the fourth quarter of 2012 from $20.4 million in EBITDA, $6.7 million in net borrowings under bank and lease facilities, and $0.1 million in proceeds from exercise of employee stock options. Uses of cash during the quarter included $9.6 million for early retirement of $10 million of 4.5% convertible notes, a $19.4 million increase in working capital, $4.4 million for capital expenditures including software development, $4 million for scheduled debt repayments, and $2.9 million for cash interest, cash taxes, and other expenses. At the end of the quarter, the company had approximately $77 million of total available liquidity, including $25 million of unused borrowing availability under its bank credit line.

Intellectual Property:

TCS was issued nine U.S. and two foreign patents during the fourth quarter of 2012, and two patents were sold, bringing the quarter-end patent portfolio to 263 patents issued in the U.S. and abroad, and more than 350 patent applications pending.

Backlog:

	9/30/2012	New Orders	Revenue	12/31/2012
($millions)
Commercial Funded Contract Backlog	$ 242.9	$ 22.9	$ (50.1)	$ 215.7
Government Funded Contract Backlog	$ 124.5	$ 51.1	$ (82.6)	$ 93.0
Total Funded Contract Backlog	$ 367.4	$ 74.0	$ (132.7)	$ 308.7
Un-funded Customer Options	$ 787.6	$ (8.3)		$ 779.3
Total Backlog	$ 1,155.0	$ 65.7	$ (132.7)	$ 1,088.0

Funded contract backlog on December 31, 2012 was $308.7 million, of which the company expects to recognize approximately $218 million in the next 12 months.

Funded contract backlog represents contracts for which fiscal year funding has been appropriated by the company's customers (mainly federal agencies), and for hosted services (mainly for wireless carriers); backlog for which is computed by multiplying the most recent month's contract or subscription revenue times the remaining months under existing long-term agreements, which is the best available information for anticipating revenue under those agreements. Total backlog, as is typically measured by government contractors, includes orders covering optional periods of service and/or deliverables, but for which budgetary funding may not yet have been approved, and could expire unused. The company's backlog at any given time may be affected by a number of factors, including the availability of funding, contracts being renewed, or new contracts being signed before existing contracts are completed. The timing and amounts of government contract funding may be affected by factors including federal budget policy decision like handling of sequestration. Some of the company's backlog could be canceled for causes such as late delivery, poor performance and other factors. Accordingly, a comparison of backlog from period to period is not necessarily meaningful and may not be indicative of eventual actual revenue.

Conference Call
TCS will hold a conference call later today (January 31, 2013) to discuss these financial results. The company's chairman and CEO, Maurice B. Tose, and senior vice president and CFO, Tom Brandt, will host the call starting at 5:00 p.m. Eastern time. A question and answer session will follow management's presentation.

To participate in the call, dial the appropriate number 5-10 minutes prior to the start time, ask for the "TeleCommunication Systems conference call" and provide the conference ID.

Dial-In Number: 1-877-941-4774
International: 1-480-629-9760
Conference ID#: 4592081

The conference call will be broadcast simultaneously on the company's website at www.telecomsys.com. For the webcast, please go to the website at least 15 minutes early to register, download, and install any necessary audio software. If you have any difficulty connecting with the conference call or webcast, please contact Liolios Group at 1-949-574-3860.

A replay of the call will be available after 8:00 p.m. Eastern time on the same day through February 14, 2013.

Toll-Free Replay Number: 1-877-870-5176
International Replay Number: 1-858-384-5517
Replay PIN Number: 4592081

About TeleCommunication Systems, Inc.
TeleCommunication Systems, Inc. (TCS) (NASDAQ: TSYS) is a world leader in highly reliable and secure mobile communication technology. TCS infrastructure forms the foundation for market leading solutions in E9-1-1, text messaging, commercial location and deployable wireless communications. TCS is at the forefront of new mobile cloud computing services providing wireless applications for navigation, hyper-local search, asset tracking, social applications and telematics. Millions of consumers around the world use TCS wireless apps as a fundamental part of their daily lives. Government agencies utilize TCS' cyber security expertise, professional services, and highly secure deployable satellite solutions for mission-critical communications. Headquartered in Annapolis, MD, TCS maintains technical, service and sales offices around the world. To learn more about emerging and innovative wireless technologies, visit www.telecomsys.com.

About the Presentation of EBITDA
EBITDA is not a financial measure calculated and presented in accordance with U.S. generally accepted accounting principles (GAAP) and should not be considered as an alternative to net income, operating income or any other financial measures so calculated and presented, nor as an alternative to cash flow from operating activities as a measure of liquidity. The company defines EBITDA as net income/(loss) before impairment of goodwill and long-lived assets; depreciation; amortization of non-cash stock-based compensation; amortization of capitalized software development costs, property and equipment and other intangibles; taxes; and interest expense and other non-cash financing costs. Other companies (including competitors) may define EBITDA differently. The company presents EBITDA because management believes it to be an important supplemental measure of performance that is commonly used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. Management also uses this information internally for forecasting and budgeting. It may not be indicative of the historical operating results of TCS nor is it intended to be predictive of potential future results. Investors should not consider EBITDA in isolation or as a substitute for analysis of the company's results as reported under GAAP. See "GAAP to non-GAAP Reconciliation" above for further information on this non-GAAP measure. Shares used in the calculation of GAAP diluted earnings per share are the same as the shares used in the calculation of diluted adjusted operating income/(loss) per share except when the company reports a GAAP loss.

About the Presentation of Adjusted Net Income
Adjusted net income is not a financial measure calculated and presented in accordance with GAAP and should not be considered as an alternative to net income, operating income or any other financial measures so calculated and presented, nor as an alternative to cash flow from operating activities as a measure of liquidity. Adjusted net income is defined as GAAP net income/(loss) adjusted for impairment of goodwill and long-lived assets, amortization of acquired intangibles, non-cash stock-based compensation expense, non-cash tax and financing charges.TCS has provided adjusted net income in addition to GAAP financial results because management believes this non-GAAP measure helps provide a consistent basis for comparison between quarters and fiscal year growth rates that are not influenced by certain non-cash charges and credits or items not part of our ongoing operations, and is helpful in understanding the underlying operating results.

Forward-looking Statements
This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. These statements are based upon TCS' current expectations and assumptions that are subject to a number of risks and uncertainties that would cause actual results to differ materially from those anticipated. The words, "believe," "expect," "intend," "anticipate," "should," "prospect," and variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. Statements in this announcement that are forward-looking include, but are not limited to statements that are made in the commentary sections and by Mr. Tose that (a) we are making traction in monetizing the company's growing portfolio of protected intellectual property; (b) collaborations among engineers across business units have increased to address growing demand for our products and services; (c )the Army and DISA/GSA contract awards broaden and extend our access to new business opportunities; (d) we are at a scale to participate in major global markets; (e) we are an attractive source of secure and highly reliable wireless technology with multiple solutions, customers and channels; (f) we have unused borrowing availability under our bank credit line; and (g) we expect to recognize any of our backlog in the next twelve months.

Additional risks and uncertainties are described in the company's filings with the Securities and Exchange Commission (SEC). These include without limitation risks and uncertainties relating to the company's financial results and the ability of the company to (i) sustain profitability, (ii) accurately assess impairment triggering events related to our intangibles, including goodwill; (iii) continue to rely on its customers and other third parties to provide additional products and services that create a demand for its products and services, and to do so at prices that will allow us to continue to fund our operations, (iv) conduct its business in foreign countries, (v) adapt and integrate new technologies into its products and adequately expand its data centers and data delivery systems, (vi) expand its sales and business offerings in the wireless communications industry, (vii) develop software and provide services without any errors or defects and with adequate security threat protections, (viii) protect its intellectual property rights, (ix) have sufficient capital resources to fund its operations, (x) not incur substantial costs from product liability and IP infringement claims and indemnification demands relating to its software, (xi) implement its sales and marketing strategy, and (xii) successfully integrate the assets and personnel obtained in its acquisitions and investments. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The company undertakes no obligation to update or revise the information in this press release, whether as a result of new information, future events or circumstances, or otherwise.

TeleCommunication Systems, Inc.
Condensed Consolidated Balance Sheets

	December 31,	December 31,
(amounts in $000)	2012	2011
	(unaudited)
Assets
Current assets:
Cash, equivalents, and marketable securities	$ 51,498	$ 60,130
Accounts receivable, net	83,013	64,716
Unbilled receivables	23,095	31,247
Inventory	11,084	7,143
Deferred tax assets	9,813	8,602
Deferred project costs and other current assets	15,394	16,158
Total current assets	193,897	187,996

Property and equipment, net	49,270	53,506
Software development costs, net	18,929	31,151
Acquired intangible assets, net	26,172	31,675
Goodwill	112,450	176,477
Deferred tax assets	6,233	-
Other assets	6,761	8,834
Total assets	$ 413,712	$ 489,639

Liabilities and stockholders' equity
Current liabilities:
Accounts payable and accrued expenses	$ 56,109	$ 61,867
Deferred revenue	26,527	14,358
Current portion of notes payable, bank borrowings and capital leases	28,657	24,761
Total current liabilities	111,293	100,986

Notes payable and capital leases, less current portion	138,939	125,491
Deferred tax liabilities	-	7,017
Other liabilities	2,378	5,396

Total stockholders' equity	161,102	250,749
Total liabilities and stockholders' equity	$ 413,712	$ 489,639

TeleCommunication Systems, Inc.
Consolidated Statements of Operations

	Three Months Ended December 31,		Twelve Months Ended December 31,
($000 except EPS)	2012	2011	2012	2011
	(unaudited)		(unaudited)
Revenue
Services	$ 83,135	$ 78,945	$ 305,118	$ 303,921
Systems	49,536	42,802	182,266	121,491
Total revenue	132,671	121,747	487,384	425,412

Direct costs of revenue
Direct cost of services revenue	47,890	45,873	178,317	170,977
Direct cost of systems	37,616	36,610	148,860	103,198
Total direct cost of revenue	85,506	82,483	327,177	274,175

Services gross profit	35,245	33,072	126,801	132,944
As a % of revenue	42%	42%	42%	44%
Systems gross profit	11,920	6,192	33,406	18,293
As a % of revenue	24%	14%	18%	15%
Total gross profit	47,165	39,264	160,207	151,237
Total gross profit as a % of revenue	36%	32%	33%	36%

Operating expenses
Research and development expense	9,210	10,312	36,602	37,098
Sales and marketing expense	7,609	7,820	30,753	29,394
General and administrative expense	14,001	12,661	54,277	46,218
Depreciation and amortization of property and equipment	3,746	3,337	14,245	12,135
Amortization of acquired intangible assets	854	1,404	4,374	5,535
Impairment of goodwill and long-lived assets	-	-	125,703	-
Total operating expenses	35,420	35,534	265,954	130,380

Income (loss) from operations	11,745	3,730	(105,747)	20,857

Interest expense	(2,016)	(1,718)	(7,383)	(7,283)
Amortization of debt issuance expenses	(189)	(187)	(757)	(798)
Other income (expense), net, including gain on early retirement of debt	491	(127)	408	(360)
Income/(loss) before income taxes	10,031	1,698	(113,479)	12,416

Benefit/(provision) for income taxes	(712)	(657)	15,491	(5,412)
Net income/(loss)	$ 9,319	$ 1,041	$ (97,988)	$ 7,004

Net income/(loss) per share-basic	$ 0.16	$ 0.02	$ (1.69)	$ 0.12

Net income/(loss) per share-diluted	$ 0.15	$ 0.02	$ (1.69)	$ 0.12

Weighted average shares used in calculation - basic	58,138	57,289	57,889	56,722
Weighted average shares used in calculation - diluted[1]	68,378	58,003	57,889	58,581
[1] Shares issuable via the convertible debt are included if dilutive, in which case tax-effected interest expense on the debt is excluded from the determination of Net income/(loss) per Share.

(Logo: http://photos.prnewswire.com/prnh/20120503/PH99996LOGO )

Company Contacts:
Tom Brandt	Graham Sorkin	Scott Liolios
Senior Vice President and CFO	Media Contact	Investor Relations
TeleCommunication Systems, Inc.	Nadel Phelan, Inc.	Liolios Group, Inc.
Tel 410-280-1001	Tel 831-440-2406	Tel 949-574-3860
tbrandt@telecomsys.com	graham@nadelphelan.com	info@liolios.com